UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 21, 2012

NOVA MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-136663	45-2753483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9901 I.H. 10 West Suite 800 San Antonio, Texas	78230
(Address of principal executive offices)	(Zip Code)

(210) 581-7753

(Registrant’s telephone number, including area code)

2903 ½ Frank Gay Rd.

Marcellus, New York  13108

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Director and Officer

On May 18, 2012, Duncan Bain resigned, effective May 21, 2012, from his position as President, Treasurer, Secretary, Chief Executive Officer and Chief Financial Officer held at Nova Mining Corporation (the “Company”).  He remains a Director of the Company. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

Appointment of Director and Officer

On May 21, 2012, the Board of Directors of the Company (the “Board”) agreed by unanimous written consent to appoint Mr. James Dilger as Director, President, Chief Executive Officer and Chief Financial Officer of the Company, effective as of 5:01 PM New York time on May 21, 2012.

Mr. Dilger has over 30 years’ experience in building businesses, with special expertise in international trade and private investment. Mr. Dilger studied history and economics at the Universidad de las Americas in Mexico and serves as a professor at Ibero Americana University. Mr. Dilger was also the original founder of Texas Invest Direct Oil, which represents independent oil operators seeking working interest partners.

Mr. Dilter resides in Houston, Texas, USA and Merida, Yucatan, Mexico.

On May 21, 2012, the Board of the Company agreed by unanimous written consent to reappoint Mr. Duncan Bain as Senior Vice President in Charge of Exploration, effective as of 5:01 PM New York time on May 21, 2012.

 Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.01	Employment Agreement between Nova Mining Corp. and James Dilger dated May 21, 2012.
17.01	Resignation Letter of Duncan Bain dated as of May 18, 2012, effective May 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2012	By:	/s/ Carmen Joseph Carbona
	Name:	Carmen Joseph Carbona
	Title:	Chairman

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